Mail Stop 3561

 							December 21, 2005

Ms. Amy Vidrine Samson
Chief Financial Officer
Crown Crafts, Inc.
P.O. Box 1028
Gonzales, Louisiana 70707

	Re:	Crown Crafts, Inc.
		Form 10-K for Fiscal Year Ended April 3, 2005
		Filed June 21, 2005
		Forms 10-Q for Fiscal Quarters Ended
      July 3, 2005 and October 2, 2005
		File No. 1-7604

Dear Ms. Samson:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief